Exhibit 99.1

          AMIS Holdings, Inc. Reports Third Quarter Results

    POCATELLO, Idaho--(BUSINESS WIRE)--Oct. 21, 2004--AMIS Holdings, Inc. (Nasdaq:AMIS):

    --  Fully diluted EPS for third quarter increased to $0.19

    -- Gross margins for the quarter increased for the seventh consecutive quarter, improving 450 basis points year over year

    --  Operating margins increased to 19.7 percent

    --  Record high operating cash flows in the quarter

    AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported results for the third quarter ended September 25, 2004.

    Financial Results

    Net income for the third quarter of 2004 increased five percent sequentially to $16.2 million, or $0.19 per fully diluted share, compared to net income of $15.4 million, or $0.18 per fully diluted share for the second quarter of 2004 and net income of $1.7 million or $(0.28) per share for the third quarter of 2003. Pro forma net income in the third quarter of 2003 was $9.2 million, or $(0.12) per share. Pro forma net income and EPS excludes restructuring and impairments, nonrecurring charges and other items, net of the related tax effects. Loss per share for the third quarter and first nine months of 2003, on both a GAAP and a pro forma basis, were affected by preferred stock dividends. There were no pro forma adjustments to the 2004 information. See related financial highlights in this press release for a reconciliation of GAAP earnings to non-GAAP financial measures.
    Third quarter 2004 revenue was $131.2 million, a decrease of two percent over the second quarter 2004 revenue and 12 percent above the third quarter of last year. Gross margin for the third quarter of 2004 was 48.4 percent, an increase of 160 basis points sequentially and 450 basis points year over year.
    Operating margins were 19.7 percent in the third quarter of 2004, up 100 basis points sequentially. Operating income was $25.9 million for the third quarter of 2004, compared to second quarter operating income of $25.2 million and operating income of $7.3 million in the third quarter of 2003. Pro forma operating income in the third quarter of 2003 was $18.7 million.
    Revenue for the first nine months of 2004 increased 20 percent to $394.0 million from $328.6 million in the first nine months of 2003. Net income for the first nine months of 2004 was $45.0 million, or $0.52 per fully diluted share, compared to a net loss of $3.8 million in the first nine months of 2003, or $(1.06) per share. This is an increase of 147 percent when compared to pro forma net income for the first nine months of 2003 of $18.2 million, or $(0.59) per share.
    "AMIS was able to continue to improve its profitability, despite a sequential decrease in revenue," said Christine King, president and chief executive officer. "We have developed cost reduction plans and have been executing to those plans. We are in the process of reducing headcount by approximately 80 positions in the U.S. and Europe. Additionally, we will be relocating our test operations in Manila to a new larger facility and transferring our wafer sort operations from our Pocatello, Idaho and Oudenaarde, Belgium facilities to this new facility during 2005. These and other cost reduction actions are expected to generate approximately $4 million per quarter in cost savings by the fourth quarter 2005, as we aim for our target operating margin of 23 percent by the fourth quarter of 2005."
    "We are investing in our future through stronger mixed-signal technology and our acquisition of Dspfactory, which will bring expertise in digital signal processing," continued King. "These actions will give us additional technology, enabling us to expand the support for our customers' needs in the future."
    Operating cash flow for the third quarter was a record high $38.0 million and capital expenditures were $4.9 million. Cash at September 25, 2004 was $164.4 million, up $36.9 million sequentially.

    Business Outlook

    "We expect our fourth quarter revenue to be down four to eight percent as compared to third quarter," said David Henry, senior vice president and chief financial officer. "Bookings slowed down in the third quarter due to weakness in the communications market impacting all of our businesses, a greater than expected decline in STMicroelectronics foundry orders and an inventory correction at certain of our integrated mixed-signal customers. Despite lower revenues, we anticipate gross margins and pro forma operating margins each to be roughly flat sequentially due to an improved product mix. We anticipate our effective tax rate to be between 24 percent and 26 percent in the fourth quarter. Pro forma fully diluted earnings per share is expected to be in the range of $0.16 to $0.18. Pro forma operating margin and pro forma earnings per share exclude anticipated restructuring charges related to our cost reduction programs, an in-process research and development charge for the acquisition of Dspfactory, Ltd. and the tax effects related to these, which are expected to be in the range of $0.05 to $0.06 per share. We continue to expect capital expenditures for the year to be approximately seven percent of annual revenues. Depreciation and amortization is expected to be about $10.8 million in the fourth quarter."

    Conference Call

    President and CEO Christine King along with Senior Vice President and CFO David Henry will conduct a conference call on October 21, 2004 at 5 p.m. ET, to discuss the Company's earnings and operations. Investors and other interested parties may listen to a live audio webcast of the conference call by visiting the investor relations section of the AMIS Web site at http://www.amis.com. A webcast replay will be available on the Company's Web site until close of business November 4.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at http://www.amis.com.

    Forward-Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, and risks associated with international operations. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in the Company's Form 10-K Annual Report and Form 10-Q Quarterly Reports filed with the SEC. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


                         AMIS Holdings, Inc.
      Pro forma Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                  25,       27,       25,       27,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenue
  Integrated mixed signal
   products                       $74.3     $61.8    $216.3    $179.1
  Structured digital products      32.4      24.8      90.9      65.7
  Mixed signal foundry
   services                        24.5      30.8      86.8      83.8
                               --------- --------- --------- ---------
Total revenue                     131.2     117.4     394.0     328.6

Cost of revenue                    67.7      65.9     208.7     187.3
                               --------- --------- --------- ---------
Gross profit                       63.5      51.5     185.3     141.3

Operating expenses:
  Research & development           19.5      17.5      57.8      52.4
  Selling, general and
   administrative                  18.1      15.3      54.2      47.1
                               --------- --------- --------- ---------
                                   37.6      32.8     112.0      99.5
                               --------- --------- --------- ---------

Pro forma operating income         25.9      18.7      73.3      41.8

Non-operating expenses, net         4.5       6.2      14.3      17.0
                               --------- --------- --------- ---------

Income before income taxes         21.4      12.5      59.0      24.8
Provision for income taxes          5.2       3.3      14.0       6.6
                               --------- --------- --------- ---------
Pro forma net income              $16.2      $9.2     $45.0     $18.2
                               ========= ========= ========= =========

Pro forma earnings (loss) per
 share
  Basic                           $0.20    $(0.12)    $0.55    $(0.59)
  Diluted                         $0.19    $(0.12)    $0.52    $(0.59)

Weighted average shares
  Basic                            82.9      48.0      82.5      47.1
  Diluted                          86.4      48.0      86.4      47.1

Note: 2003 Pro forma EPS is based on net loss available to common shareholders of approximately $5.9 million in the third quarter and $28.1 million in the first nine months

Key Pro Forma Ratios
------------------------------

Pro forma gross margin             48.4%     43.9%     47.0%     43.0%
Pro forma operating margin         19.7%     15.9%     18.6%     12.7%

Pro forma condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance. Pro forma net income and pro forma earnings
(loss) per share should not be considered as alternatives to net income (loss), earnings (loss) per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

Pro forma condensed consolidated statements of operations are intended to present our operating results, excluding items described below, for the periods presented. During the three and nine months ended September 25, 2004 there were no pro forma adjustments. During the three and nine months ended September 27, 2003 the items included the write-off of deferred financing fees, settlement of hedge transactions, a non-cash impairment charge related to the write-off of a non-competition agreement deemed to have no remaining value, fees for amending advisory agreements, compensation expense on the redemption of Preferred Stock Options and the tax effects related to these items. We believe that these excluded charges are nonrecurring and that the exclusion of these charges enhances comparability between the current periods and the prior periods.



                         AMIS Holdings, Inc.
  Reconciliation of Operating Income (Loss) to Pro Forma Operating
                                Income
                      (In millions - Unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                  25,       27,       25,       27,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Operating income                  $25.9      $7.3     $73.3     $10.4
Adjustments to reconcile
 operating income to pro
 forma operating income:
     Restructuring and
      impairment charges             --        --        --      20.0
     Nonrecurring charges            --      11.4        --      11.4
                               --------- --------- --------- ---------
Pro forma operating income        $25.9     $18.7     $73.3     $41.8
                               ========= ========= ========= =========



                         AMIS Holdings, Inc.
     Reconciliation of Net Income (Loss) to Pro Forma Net Income
                      (In millions - Unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                  25,       27,       25,       27,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Net income (loss)                 $16.2      $1.7     $45.0     $(3.8)
Adjustments to reconcile net
 income (loss) to pro forma
 net income:
     Restructuring and
      impairment charges             --        --        --      20.0
     Nonrecurring charges            --      11.4        --      11.4
     Write-off of deferred
      financing fees                 --       1.4        --       5.1
     Settlement of hedge
      transactions                   --         -        --       0.8
     Related tax effects             --      (5.3)       --     (15.3)
                               --------- --------- --------- ---------
Pro forma net income              $16.2      $9.2     $45.0     $18.2
                               ========= ========= ========= =========



                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                  25,        27,       25,       27,
                                 2004       2003      2004      2003
                               --------- --------- --------- ---------

Revenue
  Integrated mixed signal
   products                       $74.3     $61.8    $216.3    $179.1
  Mixed signal foundry
   services                        32.4      24.8      90.9      65.7
  Structured digital products      24.5      30.8      86.8      83.8
                               --------- --------- --------- ---------
Total revenue                     131.2     117.4     394.0     328.6

Cost of revenue                    67.7      65.9     208.7     187.3
                               --------- --------- --------- ---------
Gross profit                       63.5      51.5     185.3     141.3

Operating expenses:
  Research & development           19.5      17.5      57.8      52.4
  Selling, general and
   administrative                  18.1      15.3      54.2      47.1
  Restructuring and impairment
   charges                           --        --        --      20.0
  Nonrecurring charges               --      11.4        --      11.4
                               --------- --------- --------- ---------
                                   37.6      44.2     112.0     130.9
                               --------- --------- --------- ---------

Operating income                   25.9       7.3      73.3      10.4

Non-operating expenses, net         4.5       7.6      14.3      22.9
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                             21.4      (0.3)     59.0     (12.5)
Provision (benefit) for income
 taxes                              5.2      (2.0)     14.0      (8.7)
                               --------- --------- --------- ---------
Net income (loss)                 $16.2      $1.7     $45.0     $(3.8)
                               ========= ========= ========= =========

Earnings (loss) per share
  Basic                           $0.20    $(0.28)    $0.55    $(1.06)
  Diluted                         $0.19    $(0.28)    $0.52    $(1.06)

Weighted average shares
  Basic                            82.9      48.0      82.5      47.1
  Diluted                          86.4      48.0      86.4      47.1

Note: 2003 EPS is based on net loss available to common shareholders of approximately $13.5 million in the third quarter and $50.1 million in the first nine months

Key Ratios & Information:
------------------------------

Gross margin                       48.4%     43.9%     47.0%     43.0%
Operating margin                   19.7%      6.2%     18.6%      3.2%



                          AMIS Holdings, Inc.
                 Condensed Consolidated Balance Sheets
                             (In Millions)

                                              September     December
                                                 25,          31,
                                                2004         2003
                                             (unaudited)
                                             ------------ ------------
Assets
--------------------------------------------
Current assets:
  Cash and cash equivalents                       $164.4       $119.1
  Accounts receivable, net                          86.0         73.6
  Inventories                                       45.3         45.6
  Deferred tax assets                               10.0          9.0
  Prepaid expenses and other current assets         20.9         20.7
                                             ------------ ------------
Total current assets                               326.6        268.0

Property, plant and equipment, net                 197.0        205.9
Goodwill, net                                        1.2          1.2
Other intangibles, net                              16.3         18.0
Deferred tax assets                                 32.6         38.6
Other long-term assets                              15.7         18.4
                                             ------------ ------------

Total assets                                      $589.4       $550.1
                                             ============ ============

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $1.3         $1.3
  Accounts payable                                  30.7         34.8
  Accrued expenses                                  48.1         54.1
  Income taxes payable                               4.2          1.1
                                             ------------ ------------
Total current liabilities                           84.3         91.3

Long-term debt, less current portion               252.8        253.4
Other long-term liabilities                          0.4          0.4
                                             ------------ ------------
Total liabilities                                  337.5        345.1

Stockholder's equity:
Common stock                                         0.8          0.8
Additional paid-in capital                         513.6        510.7
Accumulated deficit                               (278.0)      (323.0)
Deferred stock-based compensation                   (0.4)        (0.5)
Accumulated other comprehensive income              15.9         17.0
                                             ------------ ------------
Total stockholders' equity                         251.9        205.0

Total liabilities and stockholders' equity        $589.4       $550.1
                                             ============ ============



                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                      (In Millions - Unaudited)

                                                   Nine Months Ended
                                                  --------------------
                                                  September  September
                                                      25,       27,
                                                    2004       2003
                                                  ---------- ---------

Cash flows from operating activities
Net income (loss)                                     $45.0     $(3.8)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
   Depreciation and amortization                       32.2      34.6
   Amortization of deferred financing costs             0.9       0.9
   Stock-based compensation expense                     0.9       3.2
   Write-off of deferred financing charges and
    loss on settlement of derivatives                    --       5.9
   Impairment of long-term asset                         --      20.0
   Provision for (benefit from) deferred income
    taxes                                               4.9     (15.1)
   Loss on sale of property, plant and equipment        0.1       0.3
   Interest on stockholder notes receivable              --      (0.3)
   Changes in operating assets and liabilities:
     Accounts receivable                              (13.4)     (8.9)
     Inventories                                       (0.3)     (2.4)
     Prepaid expenses and other assets                  1.1       8.2
     Accounts payable and other accrued expenses       (5.6)      4.0
                                                  ---------- ---------
Net cash provided by operating activities              65.8      46.6
Cash flows from investing activities
Purchases of property, plant and equipment            (21.1)    (20.1)
Proceeds from sale of property, plant and
 equipment                                              0.1        --
Release of restricted cash                              1.0        --
Purchases of other intangibles                         (1.6)     (0.2)
                                                  ---------- ---------
Net cash used in investing activities                 (21.6)    (20.3)
Cash flows from financing activities
Payments on long-term debt                             (0.6)   (160.1)
Proceeds from issuance of senior subordinated
 notes                                                   --     200.0
Proceeds from senior term loan                           --     125.0
Issuance of common stock, net of offering costs          --     472.1
Payment to settle derivatives                            --      (0.8)
Debt issuance costs                                      --     (11.2)
Payments on long-term payables                           --      (0.2)
Proceeds from exercise of stock options                 2.1       0.6
Redemption of preferred stock                            --    (546.0)
                                                  ---------- ---------
Net cash provided by financing activities               1.5      79.4
Effect of exchange rate changes on cash and cash
 equivalents                                           (0.4)      3.3
                                                  ---------- ---------
Net increase in cash and cash equivalents              45.3     109.0
Cash and cash equivalents at beginning of period      119.1      62.2
                                                  ---------- ---------
Cash and cash equivalents at end of period           $164.4    $171.2
                                                  ========== =========

    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com